Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Milestone Scientific, Inc. and subsidiaries on Form S-8, of our report dated March 31, 2021, with respect to our audit of the consolidated financial statements of Milestone Scientific, Inc. and subsidiaries as of December 31, 2020 and 2019 and for each of the two years then ended.

/s/ Friedman LLP

East Hanover, New Jersey

July 14, 2021